CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,100,000	$127.71

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated January 13, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,100,000 Quarterly AutoCallable Notes due January 31, 2012 Linked to the Performance of Copper Global Medium-Term Notes, Series A, No. C-271

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 13, 2011

Issue Date:	January 21, 2011

Final Valuation Date:	January 24, 2012*

Maturity Date:	January 31, 2012** (resulting in a term to maturity of approximately 1 year)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for the reference asset is “LOCADY <Comdty>”.

Automatic Call:	On any call valuation date, if the final price is greater than or equal to the initial price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable call price payable on the applicable early redemption date.

Call Valuation Dates*:	April 13, 2011 (the first call valuation date), July 13, 2011 (the second call valuation date), October 13, 2011(the third call valuation date) and January 24, 2012 (the final call valuation date)

Early Redemption Date*:	The third Business Day after the applicable call valuation date, provided that the early redemption date with respect to the final call valuation date shall be the maturity date.

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•     3.75%× $1,000 if called in respect of the first call valuation date

•     7.50%× $1,000 if called in respect of the second call valuation date

•     11.25%× $1,000 if called in respect of the third call valuation date

•     15.00%× $1,000 if called in respect of the final call valuation date

Protection Level:	73% of the initial price

Payment at Maturity:

If the Notes are not automatically called, you will receive at maturity

(i)     if the final price is equal to or above the protection level and is less than the initial price, a cash payment equal to the principal amount of the Notes

(ii)    if the final price is below the protection level, a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

You may lose some or all of your investment at maturity. If the final price of the Reference Asset closes below the protection level on the final call valuation date, your Notes will be fully exposed to any declines of the Reference Asset from the initial price and you may lose some or all of your investment. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:

The percentage change in the closing price of the Reference Asset from and including the initial valuation date to and including the final valuation date, calculated as follows:

Final Price – Initial Price

Initial Price

Initial Price:	$9,622.00/tonne, the settlement price of the reference asset on initial valuation date.

Final Price:	The settlement price of the reference asset on the applicable valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JBR9 and US06741JBR95

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	1%	99%
Total	$1,100,000	$11,000	$1,089,000

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1% of the principal amount of the notes, or $10 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values based on the assumptions outlined below, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the reference asset, based on certain percentage changes between the initial price and the final price of the reference asset assuming the notes are held to maturity and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table were determined.

If the final price of the reference asset is at or above the initial price on any call valuation date, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable call price on the applicable early redemption date. The applicable call price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	3.75% × $1,000 if called in respect of the first call valuation date

•	7.50% × $1,000 if called in respect of the second call valuation date

•	11.25% × $1,000 if called in respect of the third call valuation date

•	15.00% × $1,000 if called in respect of the final call valuation date

If the Notes are not automatically called, the final price is determined on the final valuation date and you will receive a payment at maturity:

•

If the final price of the reference asset on the final valuation date is equal to or above the protection level and is less than the initial price, a cash payment equal to the principal amount of the Notes.

•

If the final price of the reference asset on the final valuation date is below the protection level, a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Reference Asset: Copper

Initial Price: US$9,622.00/tonne

Protection Level: $7,024.06, which is 73% of the initial price

Call Valuation Dates: April 13, 2011 (the first call valuation date), July 13, 2011 (the second call valuation date), October 13, 2011(the third call valuation date) and January 24, 2012 (the final call valuation date)

Maturity Date: January 31, 2012

The call premium percentage for the first call valuation date: 3.75%

The call premium percentage for the second call valuation date: 7.50%

The call premium percentage for the third call valuation date: 11.25%

The call premium percentage for the final call valuation date: 15.00%

PS–2

Table of Hypothetical Values

If Notes are Called in Respect of the First Call

Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,037.50	$2,000
+ 90%	$1,037.50	$1,900
+ 80%	$1,037.50	$1,800
+ 70%	$1,037.50	$1,700
+ 60%	$1,037.50	$1,600
+ 50%	$1,037.50	$1,500
+ 40%	$1,037.50	$1,400
+ 30%	$1,037.50	$1,300
+ 20%	$1,037.50	$1,200
+ 10%	$1,037.50	$1,100
+ 5%	$1,037.50	$1,050

0%	$1,037.50	$1,000

- 5%	$1,037.50	$950
- 10%	$1,037.50	$900
- 20%	$1,037.50	$800
- 30%	$1,037.50	$700
- 40%	$1,037.50	$600
- 50%	$1,037.50	$500
- 60%	$1,037.50	$400
- 70%	$1,037.50	$300
- 80%	$1,037.50	$200
- 90%	$1,037.50	$100
- 100%	$1,037.50	$0

Since the final price of the reference asset on the first call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $37.50, regardless of the performance of the reference asset on the final valuation date. Your return on the Notes in this scenario would be 3.75%.

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call

Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,075.00	$2,000
+ 90%	$1,075.00	$1,900
+ 80%	$1,075.00	$1,800
+ 70%	$1,075.00	$1,700
+ 60%	$1,075.00	$1,600
+ 50%	$1,075.00	$1,500
+ 40%	$1,075.00	$1,400
+ 30%	$1,075.00	$1,300
+ 20%	$1,075.00	$1,200
+ 10%	$1,075.00	$1,100
+ 5%	$1,075.00	$1,050

0%	$1,075.00	$1,000

- 5%	$1,075.00	$950
- 10%	$1,075.00	$900
- 20%	$1,075.00	$800
- 30%	$1,075.00	$700
- 40%	$1,075.00	$600
- 50%	$1,075.00	$500
- 60%	$1,075.00	$400
- 70%	$1,075.00	$300
- 80%	$1,075.00	$200
- 90%	$1,075.00	$100
- 100%	$1,075.00	$0

Since the final price of the reference asset on the second call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $75.00, regardless of the performance of the reference asset on the final valuation date. Your total return on the Notes in this scenario would be 7.50%.

PS–3

Table of Hypothetical Values

If Notes are Called in Respect of the Third Call

Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,112.50	$2,000
+ 90%	$1,112.50	$1,900
+ 80%	$1,112.50	$1,800
+ 70%	$1,112.50	$1,700
+ 60%	$1,112.50	$1,600
+ 50%	$1,112.50	$1,500
+ 40%	$1,112.50	$1,400
+ 30%	$1,112.50	$1,300
+ 20%	$1,112.50	$1,200
+ 10%	$1,112.50	$1,100
+ 5%	$1,112.50	$1,050

0%	$1,112.50	$1,000

- 5%	$1,112.50	$950
- 10%	$1,112.50	$900
- 20%	$1,112.50	$800
- 30%	$1,112.50	$700
- 40%	$1,112.50	$600
- 50%	$1,112.50	$500
- 60%	$1,112.50	$400
- 70%	$1,112.50	$300
- 80%	$1,112.50	$200
- 90%	$1,112.50	$100
- 100%	$1,112.50	$0

Since the final price of the reference asset on the third call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $112.50, regardless of the performance of the reference asset on the final valuation date. Your total return on the Notes in this scenario would be 11.25%.

PS–4

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call

Valuation Date, Second Call Valuation Date and the

Third Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,150.00	$2,000
+ 90%	$1,150.00	$1,900
+ 80%	$1,150.00	$1,800
+ 70%	$1,150.00	$1,700
+ 60%	$1,150.00	$1,600
+ 50%	$1,150.00	$1,500
+ 40%	$1,150.00	$1,400
+ 30%	$1,150.00	$1,300
+ 20%	$1,150.00	$1,200
+ 10%	$1,150.00	$1,100
+ 5%	$1,150.00	$1,050

0%	$1,150.00	$1,000

- 5%	$1,000.00	$950
- 10%	$1,000.00	$900
- 20%	$1,000.00	$800
- 27%	$1,000.00	$730
- 30%	$700.00	$700
- 40%	$600.00	$600
- 50%	$500.00	$500
- 60%	$400.00	$400
- 70%	$300.00	$300
- 80%	$200.00	$200
- 90%	$100.00	$100
- 100%	$0.00	$0

If Notes are not called in respect of the first call valuation date, second call valuation date and the third call valuation date and the final price is at or above the initial price on the final call valuation date, the Notes are automatically called and you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $150.00. Your total return on the Notes in this scenario would be 15.00%.

If Notes are not automatically called and the final price is below the initial price but at or above the protection level on the final valuation date, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000. Your return on the Notes would be equal to 0.00%.

If Notes are not automatically called and the final price is below the protection level on the final valuation date, you will receive on the maturity date a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return. Your return on the Notes would be equal to the Reference Asset Return.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The call valuation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” with respect to the Reference Asset; and

PS–5

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•

Potential Early Exit—While the original term of the Notes is approximately one year, the Notes will be automatically called if the final price of the reference asset is at or above the initial price on any call valuation date. Please see “Potential Early Exit” under “Selected Risk Considerations” in this pricing supplement.

•

Appreciation Potential—If the reference asset settlement price is greater than or equal to the initial price on a call valuation date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to: (i) 3.75% multiplied by $1,000 if your Notes are automatically called in respect of the first call valuation date, (ii) 7.50% multiplied by $1,000 if your Notes are automatically called in respect of the second call valuation date, (iii) 11.25% multiplied by $1,000 if your Notes are automatically called in respect of the third call valuation date (iv) 15.00% multiplied by $1,000 if your Notes are automatically called in respect of the final call valuation date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—If the Notes are called or the final price of the reference asset on the final valuation date does not fall below the protection level, you will be entitled to receive at least the full principal amount of your Notes at maturity or on the early redemption date as applicable. But if the Notes are not called and the final price of the reference asset on the final valuation date is below the protection level, for every 1% that the reference asset has declined from the initial price you will lose an amount equal to 1% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

The Payment at Maturity of Your Notes is Not Based on the Settlement Price of the Reference Asset at Any Time Other than the Final Price on each Call Valuation Date, Including the Final Valuation Date—The final price of the reference asset and the reference asset return will be based solely on the final price of the reference asset on each call valuation date, including the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the settlement price of the reference asset dropped below the initial price on any call valuation date, including the final valuation date, you will not be entitled to a return in respect of the call premium applicable to such valuation date and the payment upon at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the settlement price of the reference asset prior to such drop at a time when the settlement price of the reference asset was at or above the initial price on the initial valuation date. Similarly, if the settlement price of the reference asset dropped below the protection level on the final valuation date, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the settlement price of the reference asset prior to such drop at a time when the settlement price of the reference asset was at or above the protection level.

•

Certain U.S. Federal Income Tax Considerations Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Notes of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of copper only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

PS–6

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and the final price of the reference asset on the final valuation date declines by more than 27% compared to the initial price, you will lose 1% of your principal amount for every 1% decline in the final price compared to the initial price. If the Notes are not called, you may lose some or all of your investment at maturity.

•

Limited Return on the Notes—Your potential gain on the Notes will be limited to the applicable call premium for the applicable call valuation date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the level of the reference asset, which may be significant.

•

Potential Early Exit—While the original term of the Notes is approximately one year, the Notes will be automatically called if the final price of the reference asset is at or above the initial price on any call valuation date. If the Notes are called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this pricing supplement. You will not be entitled to any appreciation in the reference asset on the final valuation date, which may be significant.

•

No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments. Owning the Notes is not the same as owning copper, futures contracts for copper or certain other commodity related contracts directly. The return on your Notes will not reflect the return you would realize if you actually purchased the copper, futures contracts for copper or exchange-traded or over-the-counter instruments based on copper. You will not have any rights that holders of such assets or instruments have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Notes May Be Subject to Certain Risks Specific to Copper as a Commodity—Copper is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described in the prospectus supplement, a number of additional factors specific to precious metals, and in particular copper, might cause price volatility. These may include, among others:

PS–7

•	changes in the level of industrial activity using industrial metals, and in particular copper, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Reinvestment risk—If your Notes are automatically called prior to the final call valuation date, the term of the Notes could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the maturity date.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected performance of the reference asset;

•	volatility of the reference asset and of the commodities markets;

•	prevailing spot prices;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the price of the reference asset; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Historical Information

The following graphs sets forth the historical performance of the Reference Asset based on the daily settlement price from February 13, 2006 through January 13, 2011. The settlement price of the Reference Asset for historical purposes only was US$9,622.00/tonne on January 13, 2011.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

We obtained the Reference Asset settlement prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Reference Asset settlement prices on any call valuation date or the final valuation date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the initial valuation date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

PS–9